[Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]










                                                               January 3, 2000


                 Lycos, Inc. Merger with Gamesville.com, Inc.


Ladies and Gentlemen:

          We have acted as counsel for Lycos, Inc., a Delaware corporation ("Lycos"), in connection with the Agreement and Plan of Merger dated as of November 22, 1999 (the "Merger Agreement"), among Lycos, Barbados Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lycos (the "Merger Sub"), and Gamesville.com, Inc., a Delaware corporation ("Gamesville.com"). The Merger Agreement provides for, among other things, the merger of the Merger Sub with and into Gamesville.com (the "Merger") with Gamesville.com surviving the Merger as a wholly owned subsidiary of Lycos. On December 3, 1999, the Merger was completed and each outstanding share of Gamesville.com capital stock was converted into the right to receive a number of shares of common stock, par value $.01 per share, of Lycos ("Lycos Common Stock") determined as provided in Section 2.01 (c) of the Merger Agreement. The shares of Lycos Common Stock that are to be issued in connection with the Merger are referred to herein as the "Shares".

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. We have relied, to the extent that we deemed such reliance proper, upon certificates of public officials with respect to the accuracy of material factual matters contained therein that were not independently established.

          Based upon such examination, we are of opinion that the Shares, when issued in accordance with the Merger

Agreement, will be validly issued, fully paid and nonassessable.

          We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

          We hereby consent to the inclusion of this opinion as an exhibit to the notification for the listing of additional shares on the Nasdaq National Market and consent to the reference to this opinion under the heading "Legal Matters" in the Prospectus included in the registration statement on Form S-3 filed with the Securities and Exchange Commission with respect to the registration of the Shares for resale.

V                                       Very truly yours,

                                        /s/ Cravath, Swaine & Moore



Lycos, Inc.
   400-2 Totten Pond Road
      Waltham, MA 02451